EXHIBIT 10.3

EXECUTIVE PROFIT-SHARING INCENTIVE PLAN

As amended effective October 16, 2002

PURPOSE

The Board of Directors of USA Truck, Inc. (the “Company”) has established this Executive Profit-Sharing Incentive Plan (the “Plan”) in order to provide incentives to the Company’s executive officers to provide their best efforts on behalf of the Company by rewarding them for contributing to the Company’s success by paying them specified portions of the Company’s income before taxes and before deduction of the amounts paid under the Plan (“pre-tax income”).

QUALIFICATIONS

Before the beginning of each fiscal year, the Executive Compensation Committee of the Board shall determine (a) the percentage (not to exceed 10%) of pre-tax income that will potentially be distributed pursuant to this Plan (the “Incentive Pool”) and (b) the executive officers who shall be entitled to receive payments under the Plan (“participants”) for that fiscal year. If the conditions set forth in this Plan are met for the fiscal year, then the Incentive Pool will be distributed to participants, pro rata in proportion to their total base salaries for such fiscal year. Should a participant work only part of a year in a participating position, then only that part of his/her base salary will be used to compute his/her pro rata share of the Incentive Pool. With the exception of death, retirement or disability of an employee with five years of service, each participant must be an employee on December 31 and on the date the incentive payment is made in order to receive a payment under this Plan.

LIMITATION

Notwithstanding the amount of the Incentive Pool or the amount to which any participant would otherwise be entitled pursuant to the preceding paragraph, the amount distributed under this Plan to each participant for any fiscal year shall be limited to a specified percentage of such participant’s total base salary for such fiscal year, as determined by the Executive Compensation Committee prior to the beginning of the fiscal year. For this purpose, the percentages may vary among the participants, but in no event will the amount distributed to any participant under this Plan for any fiscal year exceed 250% of such participant’s total base salary for such fiscal year. Any amounts in excess of such a limit for any participant will be reallocated to the other participants on a pro rata basis in proportion to their base salaries.

PERFORMANCE OBJECTIVE

Before the beginning of each fiscal year, the Executive Compensation Committee of the Board shall establish a performance goal that must be met for such fiscal year in order for payments to be made under the Plan. Such performance goal may be expressed in terms of achievement by the Company of a specified operating ratio, gross revenue, net income, return on equity, return on assets, increase in retained earnings, or any other performance measure that the Executive Compensation Committee deems advisable and appropriate. Amounts in the Incentive Pool will be paid to participants only if the Company achieves the specified performance goal for the fiscal year; if such performance goal is not achieved, the amounts in the Incentive Pool will remain with the Company and will not be paid or distributed to participants or carried forward for any purpose under the Plan.

PAYMENT

Payment will be made at the end of each year as soon as pre-tax income is determined by the financial statement audit. This is usually before the first week of February. Participants, however, may draw up to 90% of their estimated payment under the Plan during the last week of December and the balance after the audit has been completed. The December portion of the payments will be estimated by the Controller and paid to those participants who request them when funds are available. Any participant on leave of absence at the time of any payment will be paid upon his or her return to work.

SUBJECT TO CHANGE

This Plan is subject to revision at any time at the discretion of the Company’s Board of Directors. Notwithstanding any other provision of this Plan or any decisions, designations or accruals made hereunder, no participant shall have any right to receive any payment hereunder prior to the time the payment is actually made and received.